Exhbit 10.3

ANR Pipeline Company
717 Texas Street, Suite 2400
Houston, Texas
77002-2761

June 9, 2008

Northern Border Pipeline Company
13710 FNB Parkway
Omaha, Nebraska 68154-5200
Attention:  Ms. Sharon Flanery

Re:	Interconnect Agreement
Installation of Facilities
ANR’s Line No. 1-100, M.P. 819+0.39
ANR Contract: ANRPMRRM5031
Facility Request No.: 3038

Ladies and Gentlemen:

This letter constitutes the agreement between ANR PIPELINE COMPANY ("ANR") and NORTHERN BORDER PIPELINE COMPANY ("Northern Border"), concerning a new point of delivery at a proposed point of interconnection located on property owned by Northern Border between ANR’s system, on ANR’s Line No. 1-100 at or near ANR's M.P.819+0.39, and Northern Border’s Des Plaines Interconnect Project pipeline facilities; NE ¼ of Section 3, Township 34 North, Range 9 East, in Will County, Illinois,which shall occur in two (2) phases:
•
the “Preconstruction and Material Acquisition Phase” which shall consist of certain preliminary activities including preliminary design, detail design, engineering, environmental studies, cost estimating and preparation and submittal of regulatory filings required to obtain all necessary certificates, approvals and permits, and the acquisition of certain long lead-time materials; and,

•	the “Construction Phase” which shall consist of the construction, installation and testing of facilities as well as post-construction compliance monitoring.
Together, the 2 phases shall be referred to herein as the “Project.”

ANR and Northern Border are each a “Party” and together are the “Parties” to this Agreement.  Exhibit "A”, graphically representing the Parties’ equipment ownership and responsibilities under this Agreement, is attached hereto and incorporated herein for all purposes.  In consideration of the mutual covenants, promises and agreements herein contained, ANR and Northern Border agree as follows:

In order to establish such point of delivery (commonly referred to as the “Des Plaines Interconnect”), and in accordance with the provisions of this Interconnect Agreement:

1.	ANR's Responsibilities.

ANR shall install
•
hot tap assembly, complete with riser piping to be no larger than 10-inch nominal pipe diameter, check valving to be above grade, an insulating flange at the end of the check valve and appurtenant facilities (hereinafter referred to collectively as “Tie-In Assembly”),

•	electronic gas measurement, radio antenna, and communications equipment ("ANR’s EGM") and building,
•	gas chromatograph,
•	moisture monitor,
•	over-pressure protection valve for protection of ANR’s Facilities (as defined herein),
•	valving, and
•	appurtenant facilities (all the above hereinafter referred to collectively as “ANR’s Facilities")

ANR or its designee shall, as applicable, design, install, construct, inspect, test, operate, repair, replace, and maintain ANR’s Facilities, all in accordance with ANR’s specifications, and shall inspect facilities installed by Northern Border in accordance with mutually agreeable specifications, which mutually agreeable specifications shall, at a minimum, meet ANR’s specifications (the “Mutual Specifications”), and all the above activities shall be performed in accordance with sound and prudent natural gas industry practice, and in accordance with all laws, rules, regulations, orders and directives of any applicable authority having jurisdiction.  ANR shall own ANR’s Facilities at all times, and ANR’s Facilities shall be subject to ANR's sole discretion as to the standards and requirements of engineering, safety and method of use.  ANR shall maintain responsibility for the acquisition of any necessary permits for ANR’s Facilities.

This Agreement is not a contract for transportation service. To the extent either Party desires such services, the requesting Party shall acquire such services pursuant to the transporting Party’s FERC Gas Tariff.

Neither Party shall be obligated to place its facilities in service, nor shall either Party be required to receive gas from, or deliver gas to, as applicable, the other Party, until the Parties have confirmed each Party’s facilities have been constructed and installed pursuant to this Agreement.

ANR shall provide Northern Border with advance notification of ANR’s intent to utilize a designee to perform the activities for which ANR is responsible hereunder, including providing all appropriate contact information for such designee.

ANR shall be responsible for providing any necessary over-pressure protection to protect ANR’s system.

In the event Northern Border elects to install the necessary radio tower for Northern Border’s EGM, as defined below, then ANR shall have the right to install, at Northern Border’s cost and expense, the necessary antenna for ANR’s EGM onto Northern Border’s radio tower. In the event that (1) Northern Border’s radio tower is deemed by ANR to be inadequate for ANR’s use, or that (2) Northern Border does not elect to install a radio tower for Northern Border’s EGM, then ANR shall have the right to install, at Northern Border’s sole cost and expense, the necessary radio tower for ANR’s EGM. Should ANR install a radio tower or other communication structure, the location of ANR’s tower and any other communication structures or equipment shall be reviewed and approved by Northern Border prior to any construction. In any case such equipment or structure shall not interfere with Northern Border’s operation and maintenance of these facilities.

2.	Northern Border's Responsibilities.

Northern Border shall install
•	gas metering equipment
•	interconnect piping between the Tie-In Assembly and the gas metering equipment,
•
flow control and flow control override equipment (such flow control equipment, flow control override equipment, and gas metering equipment, all hereinafter referred to collectively as the “Nothern Border Meter Station”),

•	any necessary over-pressure protection equipment,
•	cathodic protection equipment, and
•	appurtenant facilities (all the above hereinafter referred to collectively as “Northern Border’s Facilities”).

At its sole cost and expense, Northern Border or its designee shall, as applicable, design, install, construct, inspect, test, operate, repair, replace, remove and maintain Northern Border’s Facilities, except for the gas metering equipment and flow control override equipment, and shall, as applicable, design, install, construct, modify, test, repair, replace, remove and maintain the gas metering equipment and flow control override equipment, all in accordance with this Agreement, in accordance with the Mutual Specifications, in accordance with sound and prudent natural gas industry practice, and in accordance with all laws, rules, regulations, orders and directives of any applicable authority having jurisdiction.

Northern Border shall maintain responsibility for, on terms that do not adversely affect ANR, in its reasonable discretion, (i) the acquisition of all necessary rights-of-way and permits for, as applicable, the installation, operation, maintenance, and protection of Northern Border’s Facilities and for the site outside ANR’s right-of-way boundary upon which Northern Border’s Facilities, or any portion of ANR’s Facilities, will be located, which site will be located on property owned by Northern Border, at a mutually agreeable location adjacent to the west side of Youngs Road, which road is adjacent to the west boundary of ANR’s pipeline right-of-way, located in the NE ¼ of Section 3, Township 34 North, Range 9 East, Will County, Illinois, and (ii) the granting or assignment to ANR of all necessary rights-of-way, licenses, access rights, and permits on property that may be required for ANR’s Facilities.  Northern Border shall perform the necessary site preparations, maintenance, and improvements, including installation of site fencing, and if ANR deems it to be necessary as part of the original installation, both electrical (110-volt) and telephone service.  Northern Border shall maintain responsibility for all ongoing costs associated with such electrical and telephone service to the site.  The only portion of Northern Border’s Facilities that may encroach upon ANR’s right-of-way is Northern Border’s interconnect piping.  Northern Border shall only have access to ANR’s existing right-of-way for the purpose of accessing, installing and maintaining Northern Border’s interconnect piping and for any other purposes that do not conflict with the rights granted to ANR under the terms of ANR’s right of way agreement.  Northern Border acknowledges that ANR is not assigning any of ANR’s rights hereunder, and ANR retains any rights it may own.  Northern Border shall provide, if not already existing, and shall maintain an all-weather road to access Northern Border’s Facilities for performance of the obligations hereunder.  ANR shall have free and unrestricted use of such all-weather road at all times to access Northern Border’s Facilities.

Northern Border shall grant or assign to ANR, at no cost to ANR, any necessary rights-of-way, licenses, access rights, and permits that may be required for ANR's Facilities constructed or installed hereunder on property which is controlled by Northern Border which rights-of-way, licenses, access rights and permits shall be coterminous with this Agreement. ANR agrees to submit for Northern Border's review any permits associated with any portion of ANR's Facilities to be constructed on property controlled by Northern Border.

Northern Border shall be responsible for providing any necessary pressure regulation to protect Northern Border’s system.

Northern Border may elect to install its own electronic gas measurement equipment (“Northern Border EGM”) at the Meter Station.  The construction, installation, operation and maintenance of the Northern Border EGM equipment shall be at Northern Border’s sole cost, expense, and liability, in accordance with the Mutual Specifications, and shall comply with all applicable laws, rules, regulations, orders and directives of any applicable governmental or regulatory agencies.  Northern Border or its designee shall submit to ANR for approval such drawings and documentation as required by ANR to verify compliance with such specifications. Northern Border shall grant ANR access to the data derived from the Northern Border EGM, for remote diagnostic checks and verification.  Once installed, the Northern Border EGM shall become part of Northern Border’s Facilities hereunder.

The Parties shall provide support for any regulatory authorization or permitting requirements necessary to support the activities hereunder at any duly authorized federal, state, or local governmental body or regulatory agency having jurisdiction including, but not limited to, all exhibits required by an application for FERC authorization.

At Northern Border’s sole cost, expense, and liability, Northern Border shall maintain responsibility for any necessary separation equipment.

At Northern Border's sole cost, expense and liability, Northern Border shall maintain responsibility for the installation, operation and maintenance of any necessary odorant equipment, supplying odorant chemicals, and for the injection of odorant at levels required by applicable regulatory authorities.

Northern Border shall provide ANR with advance notification of Northern Border’s intent to utilize a designee to perform the activities for which Northern Border is responsible hereunder, including providing all appropriate contact information for such designee.

By execution of this Agreement, each Party warrants to the other Party that it will make no connections, modifications or significant repairs (i.e., repairs interrupting gas flow or measurement) to its facilities (i.e., ANR’s Facilities or Northern Border’s Facilities, as appropriate, as such terms are defined in this Agreement; hereinafter “Facilities”) at any time without the other Party’s prior review of all drawings of such proposed connections, modifications, or repairs.  Specifically, the Party proposing connections, modifications or significant repairs (hereafter the “Modifying Party”) agrees to:  1) advise the other Party (the “Non-Modifying Party”) of the full scope of all proposed work at least sixty (60) days in advance, unless a shorter time period is agreed to by the Parties; 2) execute, or cause the execution of, any agreements required by the Non-Modifying Party related to the connections, modifications or repairs, or addressing installation of any necessary gas measurement and EGM for all receipts into or deliveries from the Modifying Party’s Facilities; 3) coordinate any necessary inspections of the work to be performed; and, 4) if applicable, reimburse the Non-Modifying Party for any such inspections.  Subsequent to the execution of this Agreement, should connections, modifications or significant repairs come to exist on either Party’s Facilities in violation of this Agreement, then the Non-Modifying Party shall be entitled to recover any resulting damages from the Modifying Party and at any time, and without advance notice to the Modifying Party, the Non-Modifying Party may close and lock its Facilities, with such Facilities to remain locked until the Parties have made the necessary arrangements, including, but not limited to, execution of the necessary agreements and/or inspection of all new facilities or modifications or significant repairs necessary to ensure the existence and integrity of custody transfer measurement, and to comply with such standards as are reasonably required by the Non-Modifying Party, all at the Modifying Party’s sole cost, expense and liability. Notwithstanding the foregoing, in the event of an emergency, either Party may take such action with respect to its Facilities as such Party deems appropriate, provided such Party shall promptly advise the other Party of any actions taken by such Party in response to such emergency.

3.01
Access and Inspection.  ANR retains the right to inspect Northern Border’s Facilities at all reasonable times to verify compliance with the Mutual Specifications.  Northern Border, or its designee, shall have the right of access to the work performed by ANR or its contractors and subcontractors for ANR’s Facilities hereunder, and ANR, or its designee, shall have the right of access to the work performed by Northern Border or its contractors and subcontractors for Northern Border’s Facilities hereunder, at all reasonable times, to inspect the work and verify compliance with the terms of this Agreement.  Each Party shall have the right to review the proposed design, engineering and construction details prepared by the other Party relative to the Project.  If, after any such review, a Party has not responded with any comments within thirty (30) business days after receipt of such drawings and specifications, such reviewing Party will be deemed not to have any comments based on such review.

3.02
Data/Access.  ANR shall grant real-time access to the telemetered data from ANR’s EGM, gas chromatograph, and moisture monitor to Northern Border; provided, however, Northern Border’s access to such data shall be pursuant to terms of Exhibit “B”, attached hereto and incorporated herein.

4.
Cathodic Protection. Each Party or its designee shall be fully responsible for, as applicable, the operation and maintenance of its respective facilities, such operation and maintenance to include, without limitation, cathodic protection for its respective facilities.  ANR shall install an insulating set between ANR’s Facilities and Northern Border’s Facilities to isolate Northern Border's Facilities from ANR’s Facilities.  Each Party shall provide cathodic protection for, and the Parties agree to cooperate to resolve any issues relative to cathodic protection of, its respective facilities.

5.01	Operation, Maintenance, and Measurement.

Northern Border or its designee shall maintain responsibility for the maintenance of the gas metering equipment and flow control override equipment, and the operation and maintenance of the interconnect piping facilities, flow control facilities, the upstream pipeline facilities, and any over-pressure protection equipment installed by Northern Border.  Northern Border shall maintain responsibility for the costs associated with any replacement components necessary for the continued normal and accurate functioning of the ultrasonic meter, and ANR shall have the right to witness the installation and testing of such replacement components.

ANR shall maintain responsibility for the operation and maintenance of ANR’s Facilities, including any necessary over-pressure protection equipment installed by ANR, and the operation of the gas metering equipment and flow control override equipment, including but not limited to the volumetric determination and thermal (Btu) analysis.  The Parties hereby agree to utilize ANR's electronic gas measurement for volumetric determination and recognize that such calculations and analyses shall be used for custody transfer measurement purposes. The Parties recognize that the point of measurement shall continue to be the point at which gas volume and thermal content determinations shall be made, and where gas quality shall be determined and enforced.

Each Party shall notify the other Party prior to changing the maximum allowable operating pressure of its system with sufficient advance notice such that the other Party shall have adequate time to implement any necessary changes to its over-pressure protection equipment.

5.02
Meter Station Testing.  ANR, or its designee, shall conduct periodic instrument inspection and tests of the Northern Border Meter Station and ANR EGM equipment for accuracy.  If requested by Northern Border, ANR or its designee shall give Northern Border reasonable notice, not less than forty-eight (48) hours, so that Northern Border may, at its own option and expense, have a representative present to witness such tests.

5.03
Right to Install Check Electronic Gas Measurement.  Northern Border shall have the right of access to the gas metering equipment to install, operate, maintain and test the Northern Border EGM for real-time meter data information, including communication equipment, but exclusive of radio towers, for transmission of data to Northern Border, with twenty-four (24) hour prior notice to ANR before exercising such right of access.  Northern Border shall submit to ANR the necessary drawings and documentation for any facilities, including the Northern Border EGM, that will be installed on or connected to ANR’s Facilities.  If requested by ANR, the Northern Border EGM shall be configured to provide for transmission of data to ANR, and Northern Border shall assist ANR as necessary to effectuate such transfer of data.

5.04	Measurement Standards and Tests. The gas shall be measured and tests for quality of gas shall be governed by the following:

(a)
The volume shall be measured by multi-path ultrasonic meters installed and operated and computations made as prescribed in Transmission Measurement Committee Report No. 9 of the American Gas Association, as such report may be amended or revised from time to time.  Turbine meters may be used for the measurement of low flow and, if used, will be installed and operated and computations made as prescribed in Transmission Measurement Committee Report No. 7 of the American Gas Association, as such report may be amended or revised from time to time. All installations shall include the use of flange connections and straightening vanes, or by other measuring methods as may be mutually agreed to by the Parties (approval of such methods shall not be unreasonably withheld).  The design and construction of any such measurement facilities shall be in accordance with mutually agreeable specifications.

(b)
The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees (60°) Fahrenheit and at a pressure base of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute. The unit of energy shall be one (1) dekatherm.

(c)
Computation of volumes shall be made using an on line gas flow computer ("GFC"). Temperature, pressure and volumetric measurements shall be input to the GFC at least once per second. The computational method and averaging technique shall meet the minimum requirements of "Flow Measurement Using Electronic Metering Systems", Chapter 21 of the Manual of Petroleum Standards, published by the American Petroleum Institute.

(d)
Gas analysis shall be determined using an on line gas chromatograph. Gas Density and compressibility shall be determined by the methods described in American Gas Association Transmission Measurement Committee Report No. 8, "Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases", gross method, latest revision.

(e)	The total heating value of the gas shall be computed from the same on-line chromatographic analysis.

(f)
Either Party may, at its sole cost, perform special tests to determine sulphur, hydrogen sulfide, oxygen, carbon dioxide, and nitrogen content, which shall be made by approved standard methods in general use by the gas industry.

(g)
All measuring and testing equipment, housing devices and materials shall be of standard manufacture, and shall, with all related equipment, appliances and buildings, be maintained by the Party responsible for measurement at such point.  Such Party agrees to operate the measurement equipment in a workmanlike and prudent manner. All measured volumes and energy totals shall be submitted by statement to the other party by the fifth working day of each month. The transmission of this data shall occur by electronic communication. Submission of statements on paper is acceptable until proper validation of electronic transmission has occurred.

(h)
The accuracy of the measuring and testing equipment shall be verified in accordance with ANR Operations procedures and at other times upon request of a Party but not more often than twice each month.  Tests for quality of the gas may be made at the time of testing equipment or at other times.  Notice of the time and nature of each test shall be given by the Party responsible for measurement to the other Party sufficiently in advance to permit convenient arrangement for representatives of each to be present.  Upon advisement by the other Party of its intent to witness, such tests and adjustments shall be made in the presence of and observed by representatives of the Parties.  All tests shall be made by the operating Party except that a Party shall bear the expense of test made at its request if the inaccuracy found is two percent (2.0%) or less.

(i)
If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer.  If such equipment is out of service, or inaccurate by an amount exceeding two percent (2.0%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, for a period of one-half of the elapsed time since the last test.  The volume of gas delivered during such period shall be estimated by (a) using the data recorded by any check measuring equipment if installed and accurately registering or, (b) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation, or, if neither such method is feasible, (c) by estimating the quantity, or quality, received or delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately.  The custody transfer volumes shall be corrected for measurement inaccuracies of two percent (2.0%) or greater.

(j)
The non-operator shall have the right, at its sole risk and expense, to inspect equipment installed, furnished, or utilized by the operator, and the charts and other measurement or testing data of the operator, at all times during business hours.  The reading and changing of charts shall be done by the operator.  All charts and all original test data and other similar records in a Party's possession shall be preserved for a period of at least five (5) years, or for such period of time as may be required by the Federal Energy Regulatory Commission or other body having jurisdiction.

5.05
Operational Balancing Agreement.  No later than the commencement of operations at the interconnection Project, the Parties hereto shall enter in an Operational Balancing Agreement (OBA), or modify the existing OBA between the Parties, to include this new point of interconnection.  If a new OBA agreement is executed, such OBA shall be in the form utilized by ANR under circumstances similar to those surrounding the Project.

5.06
Control and Possession.  Subject to the terms of ANR’s FERC Gas Tariff, ANR shall be deemed to be in control and possession of the gas hereunder while the gas is in any of ANR's facilities or facilities associated with off-system capacity held by ANR; otherwise Northern Border shall be in exclusive control and possession of its gas and responsible for such gas.  As between ANR and Northern Border, ANR shall have no responsibility with respect to any gas hereunder and Northern Border shall indemnify, defend, and hold ANR harmless, pursuant to Section 7.01 herein, against any losses, including, but not limited to, loss of gas, claims, liens, demands, and causes of action of every kind and character, without limitation, with respect to the control and possession of such gas except when such gas is in the control and possession of ANR, and except and to the extent of any such losses, claims, liens, demands, or causes of action related to or arising out of the negligence or willful misconduct of ANR.  The point of custody transfer is the insulating flange between ANR’s Tie-In Assembly and Northern Border’s Facilities.

5.07
Check Measurement.  Northern Border shall have the right to install check measurement.  Such check measurement shall be of a type acceptable to both Parties and shall be installed in such a manner as to not interfere with the operation of the gas metering equipment.  In the event it is determined by both Parties that the gas metering equipment are measuring incorrectly, then the Parties agree to use said check measurement for determination of the custody transfer volumes until such time that the Parties mutually agree that the cause of any errors in measurement has been corrected.

5.08
Monthly Gas Volume Report.  ANR shall furnish Northern Border, within five (5) business days after the end of each month, gas volume statements showing total volumes and thermal content, expressed in British thermal units (Btus), pressures, temperatures and gravities of the gas delivered from ANR through ANR’s Facilities during the preceding month, and upon Northern Border’s request, ANR shall furnish copies of records or charts as support documentation.

5.09
Gas Quality.  Except as otherwise agreed upon, the quality of all gas delivered by ANR through ANR’s Facilities and received by Northern Border through Northern Border’s Facilities shall, at a minimum, conform to the specifications in ANR’s FERC Gas Tariff, as may be revised from time to time. Notwithstanding the foregoing, Northern Border shall have the right to refuse to accept any gas not meeting Northern Border’s FERC Gas Tariff.

5.10
Inspection.  Each Party shall, at its sole risk and expense, have the right, but not the obligation, at all reasonable times during normal business hours to inspect the other Party’s respective facilities.  At these times, the inspecting Party agrees to meet all of the other Party’s safety standards and specifications, and its employees, contractors, subcontractors and representatives will wear the applicable personal safety equipment.  Unless otherwise agreed, the inspecting Party will provide forty-eight (48) hours advance notice of its desire to perform such inspection.

6.	Payment Provisions.

 (a)           Northern Border shall pay ANR for all costs incurred by ANR for the Project as described herein, including, but not limited to, all costs and expenses associated with, as applicable, the design, installation, construction, inspection, and testing of ANR’s Facilities, and the inspection of Northern Border’s Facilities, including any overhead charges, gas losses, and liability as provided in Section 7 in its entirety and Section 10.03.  It is estimated that the costs to be paid to ANR by Northern Border, inclusive of said overhead charges shall be Five Hundred Ninety-Five Thousand Dollars ($595,000), but such estimate shall not be construed as limiting payment by Northern Border.  Upon execution of this Agreement by Northern Border, Northern Border shall pay ANR such estimated amount in prepayments relating to each of the 2 phases of the Project, as follows:

(1)  ANR estimates that the total costs ANR will incur to complete the Preconstruction and Material Acquisition Phase, inclusive of overhead charges, shall be Four Hundred Fifty-Three Thousand, Five Hundred Dollars ($453,500), but such estimate shall not be construed as limiting payment by Northern Border.  Upon execution of this Agreement and prior to the commencement of the Preconstruction and Material Acquisition Phase, Northern Border shall pay ANR this estimated amount.

(2)  ANR estimates that the total costs ANR will incur to complete the Construction Phase, inclusive of overhead charges, shall be One Hundred Forty-One Thousand, Five Hundred Dollars ($141,500), but such estimate shall not be construed as limiting payment by Northern Border.  Unless mutually agreed otherwise, ANR shall be under no obligation to commence the Construction Phase until the Preconstruction and Material Acquisition Phase has been completed and Northern Border has paid ANR this estimated amount.

(3)  Such payments will be made by wire transfer to an account designated by ANR.

(b)    Reconciliation.  As soon as practical after completion of the Project as described herein and following the final accounting for such Project, ANR shall render an invoice or a refund, as the case may be, for any variance between the payments and the total Project cost, including overheads.

(c)    Remittance.  Northern Border shall make payment to ANR within fifteen (15) days from the date such invoice(s) is rendered.  If Northern Border fails to make timely payment of such invoice, ANR shall be entitled to collect the amount of such invoice, together with interest, at a rate equal to the lesser of one percent (1%) above the prime rate from time to time charged by JPMorgan Chase, or the maximum applicable non-usurious rate of interest.  Such interest shall accrue on unpaid amounts, including on unpaid interest, compounded daily, beginning on the payment due date of ANR's invoice to Northern Border, and shall terminate when such invoice is paid.

(d)    Early Termination.  In the event the Project described herein is terminated for any reason prior to completion of said Project, without limiting any other remedy available to ANR, Northern Border shall reimburse ANR for all related costs and expenses theretofore incurred, or committed to be incurred, prior to such discontinuance.  ANR agrees to make commercially reasonable efforts to mitigate the costs to be reimbursed by Northern Border including, but not limited to, seeking refunds from vendors for materials acquired for the project described herein and transferring materials (EGM excluded) acquired for the Project to Northern Border, if so requested by Northern Border.

(e)    Right to Audit.   Northern Border shall have the right, upon thirty (30) days advance written notice, to examine, at any reasonable time, the books and records of ANR to the extent necessary to verify the accuracy of any statement or computation made under or pursuant to provisions hereunder.  Any such audits may be initiated at any time hereunder, but must be initiated not later than twenty-four (24) months after the date of Northern Border’s receipt from ANR of the invoice as referenced in Section 6(b) herein.

7.01
Northern Border's Indemnity.  Except as otherwise provided herein, Northern Border agrees to protect, defend, indemnify, and hold ANR, its affiliated companies and each of their directors, officers, employees, attorneys-in-fact, and agents, free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs, and legal fees incurred by ANR, its affiliated companies and each of their directors, officers, employees, attorneys-in-fact, and agents, in defense of same arising in favor of any governmental agencies, third parties, contractors, or subcontractors, on account of taxes, claims, liens, debts, personal injuries, death or damages to property, and all other claims or demands of every character occurring or in anywise incident to, in connection with, or arising out of (i) Northern Border's or its contractor's or subcontractor's negligence, gross negligence, strict liability, or willful misconduct solely related to activities performed under this Agreement, or (ii) Northern Border’s breach of this Agreement.

7.02
ANR's Indemnity.  Except as otherwise provided herein, ANR agrees to protect, defend, indemnify, and hold Northern Border, its partners and affiliated companies and each of their directors, officers, employees, attorneys-in-fact, and agents, free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs, and legal fees incurred by Northern Border, its partners and affiliated companies and each of their directors, officers, employees, attorneys-in-fact, and agents, in defense of same arising in favor of any governmental agencies, third parties, contractors, or subcontractors, on account of taxes, claims, liens, debts, personal injuries, death or damages to property, and all other claims or demands of every character occurring or in anywise incident to, in connection with, or arising out of (i) ANR's or its contractor's or subcontractor's negligence, gross negligence, strict liability, or willful misconduct solely related to activities performed under this Agreement, or (ii) ANR’s breach of this Agreement.

7.03
Environmental Responsibility.  Northern Border and ANR agree that if either Party releases or has released any hazardous substance as that term is defined, from time to time, in the Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), petroleum or petroleum products, asbestos material as that term is defined in 40 CFR 61.41, polychlorinated biphenyls (PCBs), or solid waste as that term is defined in the Federal Resource Conservation Recovery Act (RCRA), or in each case under any successor acts or regulatory authorities, onto or under real property owned by Northern Border or ANR or on which Northern Border or ANR has an easement (collectively a “Release”) that the Party causing or allowing the Release shall have the full responsibility for the remediation of any such Release.  Any such remediation shall be conducted in compliance with all environmental laws, including federal, state and local laws, rules, and regulations.  The Party causing or allowing the Release shall indemnify the other Party for any loss, injury, theft, damage to persons or property, fine, penalty, or compliance order caused to the other Party, its partners, parent or affiliated entities and each of their employees, officers, directors, agents, representatives, contractors and sub-contractors, relating to any such Release.  Northern Border and ANR agree that if either Party discovers such a Release or presence of such materials that it will immediately notify the other Party.

7.04
Warranty:  Each Party warrants that it has acquired all rights to its facilities, and agrees to indemnify and defend the other Party against any and all claims by any previous owner or other party claiming interest thereto.

7.05
Liens.   Each Party agrees to notify the other Party immediately of the filing of any claim or lien (including, without limitation, laborers', materialmen's, and mechanics' liens upon property of the other, and upon which the work performed hereunder is located) arising out of the services, labor, or material furnished by such Party or its contractors or subcontractors under this Agreement.  The Party against whose property such lien is filed may, upon receipt of notice of the filing of any such liens upon its property, require the other Party to provide a bond in an amount and with such sureties as may be approved by such affected Party, conditioned to indemnify and save harmless such affected Party from all such liens.  In the event the Party causing such lien fails or refuses to furnish such bond when so required, the Party against whose property the lien is filed shall have the right to pay any sums necessary to obtain the release of such liens and bill the costs to the non-affected Party.

8.	Successors and Assigns.

(a)  The rights and obligations contained in this Agreement shall not be assigned by either Party without the express written consent of the non-assigning Party being first obtained, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, either Party may assign this Agreement to any of its subsidiary or affiliated companies without first obtaining that consent.  Either Party also may, without the consent of the other Party, assign or pledge this Agreement and all rights and obligations hereunder under the provision of any mortgage, deed of trust, indenture, or other instrument it has executed or may execute hereafter as security for its indebtedness.

(b)  This Agreement shall bind and inure to the benefit of any successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve either Party of any obligations incurred prior to such assignment, nor shall any assignment be effective as to the non-assigning Party until the aforementioned written consent is granted and a copy of the fully executed instrument of assignment together with written notice of transfer is delivered to the non-assigning Party.

(c)  Within sixty (60) days of any assignment of this Agreement, the assigning Party must provide written notification of such assignment to the non-assigning Party, complete with signatures of both the assignor and the assignee.  The recognition date of any assignment for the purposes of this Agreement shall be the first day of the month following the latter of:  (i) the date written notification of assignment is delivered to the other Party or (ii) the date written consent is granted.

9.01	Insurance.

In order to protect each Party against liability for damage, loss, or expense arising from damage to property or injury or death of any person or persons arising in any way out of, in connection with or resulting from the work provided for hereunder for which each Party is responsible and, without limiting any of the Parties’ obligations or liabilities under this Agreement, each Party shall, at its sole expense, during the conduct of the activities performed under this Agreement, obtain and maintain or cause to be obtained and maintained in reliable insurance companies mutually acceptable to ANR and Northern Border and authorized to do business in the state or area in which the work is to be performed hereunder, the minimum insurance coverages set forth in Exhibit "C", annexed hereto and made a part of this Agreement for all purposes.

10.01
Term and Termination.  This Agreement shall be effective on the date first written above and shall remain in full force and effect for so long as Northern Border’s Facilities are connected to ANR or until the final removal and/or abandonment of ANR’s Facilities or Northern Border’s Facilities is complete, unless terminated by either Party as provided herein.

(a)
In the event either Party desires to disconnect its facilities from the other, the initiating party shall tender not less than sixty (60) days advance written notice to the other party of such intent, and shall indicate whether such facilities will be removed or left in place, and upon such disconnection of facilities, this Agreement shall terminate; or,

(b)
ANR shall have the right to terminate this Agreement in the event Northern Border has failed to make timely payment of the estimated amount in accordance with the payment provisions herein, and/or Northern Border causes the proposed construction described herein to be delayed, such that the installation cannot reasonably be completed and fully operational within six (6) months of the date of this Agreement.  ANR shall also have the right to terminate this Agreement upon sixty (60) days advance written notice to Northern Border if gas has not flowed through ANR’s Facilities for the previous period of twelve (12) consecutive months, or if Northern Border or its designee has caused any part of Northern Border's Facilities to be disconnected or removed.

(c)	Northern Border shall have the right to terminate this Agreement upon thirty (30) days advance written notice to ANR in accordance with Section 10.05 herein.

(d)	Solely for the purposes of determining any costs reimburseable to ANR pursuant to Section 6, this Agreement shall be deemed effective as of February 14, 2008.

10.02
Each Party shall be responsible for all costs of abandonment and/or removal of its facilities. Any disconnection shall be in accordance with the requirements of any regulatory agency having jurisdiction.

10.03
The payment obligations and indemnification and environmental responsibility provisions hereof shall survive any termination of this Agreement relative to all losses, deaths, injuries, claims, billings, liens, demands, and causes of action of every kind and character, discovered or undiscovered, arising out of, in connection with, or as an incident to this Agreement.

10.04
Removal of Facilities.  Notwithstanding any termination of this Agreement, unless otherwise agreed to in writing, pursuant to all applicable laws, rules and regulations, Northern Border and ANR shall each remove all their respective facilities from inside the other Party’s right-of-way boundary or property within ninety (90) days of any termination of this Agreement.  In the event Northern Border has not removed or caused to be removed Northern Border’s facilities by the end of the specified time period, then ANR shall have the right, but not the obligation, to remove or cause to be removed any of Northern Border’s remaining facilities at Northern Border’s sole cost, risk, expense and liability.  In the event ANR has not removed or caused to be removed ANR’s facilities by the end of the specified time period, then Northern Border shall have the right, but not the obligation, to remove or cause to be removed any of ANR’s remaining facilities at ANR’s sole cost, risk, expense and liability.

10.05
Requested In-Service Date:  ANR shall not guarantee or warrant any specific in-service date for ANR’s Facilities, but ANR agrees to make commercially reasonable efforts to meet Northern Border’s requested November 1, 2008 in-service date for ANR’s Facilities.  In the event that ANR fails to meet such requested in-service date, then (1) Northern Border’s sole remedy shall be the early termination of this Agreement pursuant to Section 10.01(c), provided that notice of such termination occurs prior to the beginning of any construction activities, and (2) under no circumstances shall ANR have any liability whatsoever with regard to such failure, whether in contract, tort, strict liability, or otherwise (including special, indirect, incidental, punitive or consequential damages and damages associated with lost profits or lost investment opportunities).

11.01
Notices.  Any notice, request, statements or other communications (“Notices”) regarding this Agreement may be transmitted by telephone or facsimile for expediency, and shall unless otherwise provided, be confirmed in writing transmitted by personal delivery or shall be deposited with the United States Postal Service, postage prepaid, and addressed as follows:

11.02	All Notices to be sent to ANR shall be addressed to:

For Operation, Maintenance and Measurement Matters:
ANR PIPELINE COMPANY
6650 Sandy Bluff Road
Sandwich, Illinois 60548
Attention: Mr. Craig Cornelius, Area Manager
Phone: (815) 786-3422	FAX: (815) 786-3440

For Project Management and Construction Matters:
ANR PIPELINE COMPANY
P.O. Box 2446
Houston, Texas 77252-2446
Attention: Mr. Larry Laughlin
Phone: (832) 320-5380	FAX: (832) 320-6380

For Invoice Matters:
ANR PIPELINE COMPANY
P.O. Box 2446
Houston, Texas 77252-2446
Attention: Property Accounting Department
Phone: (832) 320-5446
Re:	Interconnect Agreement No.: ANRPMRRM5031
Facility Request No.: 3027

For All Other Matters:
ANR PIPELINE COMPANY
P.O. Box 2446
Houston, Texas 77252-2446
Attention: Business Development Facility Contracts
Phone: (800) 320-5000	FAX: (832) 320-5555
Re:	Interconnect Agreement No.: ANRPMRRM5031
Facility Request No.: 3027

11.03	All Notices to be sent to Northern Border shall be addressed to:

Northern Border Pipeline Company
13710 FNB Parkway
Omaha, Nebraska 68154-5200
Attention: Director of Operations
Phone: (402) 492-7455
FAX: (402) 492-7482

11.04	Either Party may change its address for Notice by giving prior written notice.

12.01
Force Majeure.  If by reason of force majeure any Party is unable, wholly or in part, to carry out its obligations under this Agreement, and if such Party gives notice and reasonably full particulars of such force majeure in writing, or by electronic communication, to the other Party within a reasonable time after the occurrence of the cause relied on, such Party in a force majeure situation, so far as and to the extent that it is affected by such force majeure, shall not be liable for failure of performance hereof during the continuance of any such inability so caused; provided, such cause shall be remedied with all reasonable dispatch; and provided further, such cause shall not relieve any Party from its obligation to make payments hereunder which were due prior to such force majeure.

12.02
Force Majeure Defined.  The term "force majeure" as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, blockades, military action, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods and washouts; arrests and restraints of governments either federal or state, civil or military; any laws, rules, regulations or orders of the Federal Energy Regulatory Commission (“FERC”), or other governmental body having jurisdiction; civil or military disturbances; explosions; shutdowns for purposes of necessary repairs, relocations or construction of, breakage or accident to equipment, facilities or lines of pipe; the necessity for testing, as required by governmental authority or deemed necessary by a Party for safe operation, or making repairs or alterations to equipment, facilities or lines of pipe; freezing or failure of wells, equipment, facilities or lines of pipe; accidents, breakdowns and the inability of a Party to obtain necessary materials, supplies, permits or labor due to existing or future rules, regulations, orders, laws or proclamations of the governmental authorities (federal, state and local), including both civil and military, and any other causes, whether of the kind herein enumerated or otherwise, and whether caused or occasioned by or happening on account of the act or omission of a Party or some persons or concern not a party hereto, not within control of such Party, and which by the exercise of diligence such Party is unable to prevent or overcome.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of such Party and that the above requirement that any force majeure shall be remedied with all reasonable dispatch, shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of such Party.

12.03
Limitations.  Such force majeure affecting the performance hereunder by either Party, however, shall not relieve such Party of liability in the event of such Party’s concurring negligence or failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve a Party from its obligations to make payments as determined hereunder.

13.01
Legal Fees.  If any legal action is brought by either of the Parties hereto, it is expressly agreed that the Party in whose favor final judgment shall be entered shall be entitled to recover from the other Party reasonable attorneys’ fees, court costs, and reasonable expenses incurred in enforcing this Agreement, in addition to any other relief that may be awarded.

13.02
Applicable Law and Venue.  This Agreement and the rights and duties of ANR and Northern Border shall be governed by and interpreted in accordance with the internal law, and not the law of conflicts, of the State of Texas.  The Parties hereby consent to the jurisdiction of any state or federal court located within Houston, Harris County, Texas and each Party waives any defense of forum non conveniens.

13.03	Governmental Laws and Regulations.

(a)  This Agreement, all the terms and conditions contained herein, and all requests for capacity are subject to ANR's FERC Gas Tariff, as amended from time to time, and to all valid and applicable laws, orders, directives, rules, and regulations of duly constituted authorities having jurisdiction.

(b)  This Agreement is conditioned upon the receipt and acceptance of all regulatory authorizations necessary for ANR to perform its obligations hereunder on terms acceptable to ANR in its sole discretion.  No construction or installation shall be commenced hereunder prior to the receipt and acceptance of such regulatory authorizations.

(c) Nothing herein shall obligate ANR to file an application for a certificate of public convenience and necessity under Section 7(c) of the Natural Gas Act.

13.04
ANR Conditions Precedent.  ANR shall be under no obligation to commence or continue work hereunder, including any activity involving either the commitment or actual expenditure of funds by ANR that may be required to perform any work hereunder, until the following conditions have been met: (a) Northern Border has executed all necessary property related document(s) contemplated in this Agreement, including the acquisition of all rights-of-way, licenses, access rights and permits that may be required for Northern Border’s Facilities hereunder; (b) ANR has received payment of the estimated amounts pursuant to Section 6; (c) Northern Border has secured and/or granted any rights to ANR, at no cost to ANR, necessary for any ANR Facilities to be located on Northern Border’s Facilities and ANR shall have the right to review all such property-related documents prior to execution thereof; (d) ANR has received all federal, state and local governmental authorizations necessary for construction and operation of the facilities on terms satisfactory to ANR in ANR’s sole discretion; and (e) Northern Border has notified ANR in writing that all of Northern Border’ Conditions Precedent, set forth in Section 13.05 below, have been satisfied or waived.

13.05
Northern Border Conditions Precedent.  Northern Border shall be under no obligation to commence or continue work hereunder, including any activity involving either the commitment or actual expenditure of funds by Northern Border that may be required to perform any work hereunder, until the following conditions have been met: (a) Northern Border has acquired all necessary rights-of-way, licenses, access rights and permits necessary for Northern Border’s Facilities hereunder; (b) Northern Border has received all federal, state and local governmental authorizations necessary for construction and operation of Northern Border’s Facilities on terms satisfactory to Northern Border in Northern Border’s sole discretion; and (c) ANR has notified Northern Border in writing that all of ANR’s Conditions Precedent, set forth in Section 13.04 above, have been satisfied or waived.

14.01
Captions.  The titles and captions to each of the various Sections in this Agreement are inserted only for convenience and for reference and shall not affect the construction or interpretation of this Agreement.

14.02
Severability.  If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over this subject matter, such contravention or invalidity shall not invalidate this entire Agreement.  Instead, this Agreement shall be construed as reformed as to the extent necessary to render valid the particular provision or provisions held to be invalid, consistent with the original intent of that provision and the rights and obligations of the Parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect as reformed.

14.03
Waiver of Rights.  The respective rights and remedies of each Party to this Agreement are cumulative, and no exercise or enforcement by either Party of any right or remedy hereunder shall preclude the exercise or enforcement by such Party of any other right or remedy hereunder, or which such Party is entitled by law to enforce.  Each Party may waive any obligation of, or restriction upon, the other Party under this Agreement only in writing.  No failure, refusal, neglect, delay, waiver, forbearance, or omission of either Party to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder shall constitute a waiver of any provision of this Agreement nor shall it impair the exercise of any such right or of any other right to which it is entitled.

14.04
Multiple Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

14.05
Incorporation of Exhibits.  Any Exhibit or Appendix attached to this Agreement is incorporated into this Agreement as fully as if stated within the body of this Agreement.  In the event of a conflict between this Agreement and any Exhibits or Appendices attached hereto, the terms of the Agreement shall override.

14.06
Drafting Party.  This Agreement expresses the mutual intent of the Parties to this Agreement.  Accordingly, the rule of construction against the drafting Party shall have no application to this Agreement.

14.07
Title.  Title to ANR’s Facilities shall be in ANR's name, and ANR’s Facilities shall be owned by ANR.  Title to Northern Border’s Facilities shall be in Northern Border's name, and Northern Border’s Facilities shall be owned by Northern Border.

14.08
Entire Agreement.  This Agreement, including any exhibits and any written amendments expressly made a part of this Agreement, states the entire understanding between the Parties concerning the subject matter of this Agreement, and supersedes all prior oral and written communications.  No amendment to this Agreement shall be effective unless it is in writing and signed by an authorized employee of each of the Parties hereto.

14.09
Limitation of Liability.  Northern Border is a general partnership formed under the laws of the State of Texas.  The claims under this Agreement of ANR and any other beneficiaries of this Agreement are limited to the assets of Northern Border, and any rights of ANR or any such beneficiaries to proceed against the partners of Northern Border individually are hereby expressly waived.

*           *           *

If the foregoing correctly reflects your understanding of our agreement, please evidence your acceptance in the space provided below and return both executed originals to the attention of the undersigned.  The Agreement will then be presented to ANR's management for acceptance and execution.  This letter shall not constitute an offer by ANR, and shall only become a contract after it is accepted by ANR upon execution by a ANR Officer or duly appointed "Agent and Attorney-in-fact."  Upon execution by ANR, a fully executed original will be returned for your retention.  In the event the Agreement is not executed within ninety (90) days after the date of submission to Northern Border, the terms and conditions set forth herein shall become null and void.

Very truly yours,
ANR PIPELINE COMPANY
/s/ Don Sokol
Don Sokol
Senior Contract Analyst

AGREED TO AND ACCEPTED THIS 19th		AGREED TO AND ACCEPTED THIS 13th
DAY OF June, 2008.		DAY OF June, 2008.

ANR PIPELINE COMPANY		NORTHERN BORDER PIPELINE COMPANY
		By:	TransCanada Northern Border Inc., its Operator
By:	/s/ Dean Ferguson	By:	/s/ Paul F. Miller
Name:	Dean Ferguson	Name:	Paul F. Miller
Title:	Vice President	Title:	Vice President and General Manager

By:	/s/ Gary C. Charette	By:	/s/ Patricia M. Wiederholt
Name:	Gary C. Charette	Name:	Patricia M. Wiederholt
Title:	VP Commercial Operations	Title:	Principal Financial Officer and Controller

(ELECTRONIC COPY OF EXECUTABLE VERSION)

EXHIBIT 'A'
OWNERSHIP, OPERATION & MAINTENANCE OF FACILITIES
 BETWEEN: NORTHERN BORDER PIPELINE
COMPANY & ANR PIPELINE COMPANY
ELECTRONIC COPY OF EXECUTABLE VERSION
INTERCONNECT AGREEMENT
DATE: JUNE 9, 2008
FACILITY # 3038
ANR WILL OPERATE
MEASUREMENT FACILITIES
AND FLOW CONTROL
OVERRIDE
ANR WILL INSTALL, OWN,
OPERATE, AND MAINTAIN
* ANR WILL INSTALL, OWN, OPERATE, AND MAINTAIN THE EGM
EQUIPMENT, COMMUNICATIONS, CHROMATOGRAPH, AND
MOISTURE MONITOR.
INTERCONNECT PIPING
TIE-IN ASSEMBLY
NORTHERN BORDER
TO INSTALL, OWN, OPERATE, AND MAINTAIN
NORTHERN BORDER
TO INSTALL,OWN, AND MAINTAIN
OPP
FLOW

EXHIBIT B

INSTALLATION OF ELECTRONIC MONITORING EQUIPMENT

 Attached to and made a part of the Interconnect Agreement, dated June 9, 2008, by and between ANR PIPELINE COMPANY ("ANR"), and NORTHERN BORDER PIPELINE COMPANY ("Northern Border"), all hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties":

Pursuant to the terms of the Interconnect Agreement (the “Agreement”) referenced hereinabove, Northern Border requests access to the gas flow computer (“GFC”), moisture monitor, and gas chromatograph (“ANR’s Equipment”) located at the proposed Northern Border gas measurement facility (referred to hereinafter as the “Meter Station”), in order to install, operate and maintain electronic data gathering equipment to interface with ANR's Equipment for the purpose of obtaining access to real-time electronic measurement and gas quality information on a continuous basis.  ANR is willing to make specific operating data available to Northern Border at the Meter Station, and to allow the installation of such electronic data gathering equipment, subject to the following terms and conditions:

Installation of Equipment.  Northern Border, at its sole risk, cost and expense, may install or cause to be installed electronic data interfaces as ANR, in its sole discretion, deems reasonable and necessary, at locations mutually agreed upon by ANR and Northern Border.  Northern Border shall supply isolation devices acceptable to ANR, which provide surge protection between Northern Border's and ANR's Equipment.  ANR will terminate all cabling in ANR’s Equipment as necessary.

Data Access.  Northern Border shall have access to the available chromatographic and gas quality data, control data and signals from ANR’s Equipment for the purpose of acquiring digital data, analog and/or pulse signals.  Northern Border shall only have access to such electronic measurement data in a format established by ANR, which will not interfere with the operation of the Meter Station. Northern Border recognizes that the data acquired from ANR’s Equipment is “raw” data, subject to further refinement, correction or interruption due to maintenance, repair or other activities by ANR, or due to events of force majeure.  ANR shall have no obligation to advise Northern Border of any such interruptions, or to verify the integrity of such data, whether or not resulting from activities performed by ANR.

Title To Property.  Northern Border shall retain title to electronic equipment and appurtenant connection facilities installed by Northern Border and Northern Border shall operate and maintain its facilities.  Title to ANR’s Equipment shall be in ANR's name and said facilities shall be owned, operated and maintained by ANR.

Right of Access.  Northern Border, at its sole risk, cost, and expense, shall have the right of access to ANR’s Equipment at all reasonable times upon twenty-four (24) hours prior notice in order to install, inspect, calibrate, maintain or remove its facilities pursuant to this Exhibit “B”, if performed without unreasonable interference to ANR's facilities and operations and without harm to the general appearance and condition of ANR's Equipment.  Northern Border relinquishes this right of access if it fails to act reasonably or causes harm to ANR's Equipment.

Notifications Prior to Commencement of Work.  Prior to the commencement by Northern Border of the installation or removal of electronic monitoring equipment at the Meter Station, Northern Border shall give notice to Mr. Tim Ross, ANR’s Principal Measurement Specialist, at telephone number (708) 342-4728, or such other contact as specified from time to time by ANR, in order that ANR may have a representative present to witness the installation or removal of such equipment and to coordinate the activities, as well as any subsequent operations and maintenance activities so that such activities do not interfere with the operation of ANR's facilities.

ANR's Right to Disconnect Equipment.  ANR reserves the right to disconnect immediately Northern Border's electronic equipment without prior notice if at any time the equipment interferes with or adversely affects ANR's ability to perform effective measurement, or in any way interferes with ANR's operations.  In the event that it is necessary for ANR to disconnect Northern Border’s electronic equipment, ANR agrees to notify Northern Border of said disconnection, prior to or as soon as possible thereafter, and to coordinate with Northern Border the timely reconnection of the equipment following correction of the problem by Northern Border to ANR's satisfaction.

Modification and/or Removal of Facilities.  Northern Border may remove the facilities it has installed at any time, at Northern Border's sole risk, cost and expense, after giving reasonable prior notice to ANR, so long as such removal does not interfere with ANR's facilities and operations.  Notwithstanding any provision contained herein to the contrary, should ANR construct new facilities, move, modify or remove existing facilities in a manner as to conflict with Northern Border's facilities, remove its facilities to a new site, sell, assign, abandon or otherwise dispose of its facilities covered under this Agreement, or if for any reason the installation or operation of Northern Border's equipment hereunder is objectionable to or in any way interferes with or adversely affects the operations of ANR, then Northern Border shall promptly move, remove or change the installation, operation or maintenance of the subject equipment at Northern Border's sole risk, cost and expense in a manner acceptable to ANR.

"As Installed" Drawings.  As quickly as possible following the in-service date for the Project, Northern Border will furnish to ANR for its files an "as installed" set of drawings covering the electronic equipment installed by Northern Border, and in any event, Northern Border will endeavor to furnish such drawings within ninety (90) days following the installation of such equipment.

Term and Termination.  Except as provided in the paragraph below entitled “Failure to Comply”, the rights extended pursuant to this Exhibit “B” shall terminate upon the removal by ANR or Northern Border of Northern Border's equipment from the Meter Station; however, the indemnification provisions hereof shall survive such termination relative to all losses, deaths, injuries, claims, billings, liens, demands and causes of action of every kind and character, discovered or undiscovered, arising out of, in connection with, or as an incident to this Exhibit “B”.

Failure to Comply.  In the event ANR determines that Northern Border has failed to comply with any of the terms of this Exhibit “B”, ANR will provide Northern Border with reasonable notice to correct such failure.  Absent Northern Border's expeditious correction of such failure,  ANR will have the right to immediately terminate Northern Border’s rights to connect to ANR’s Equipment or to access data as provided hereunder and, upon not less than twenty-four (24) hours notice, to remove Northern Border's facilities at Northern Border's sole risk, cost, and expense and without any liability to ANR; provided, however, nothing herein shall restrict ANR’s rights to take immediate action, as ANR deems necessary, to protect its personnel, its equipment and/or the public, which action may include but shall not be limited to shut-down, disconnection, or removal of any of Northern Border’s facilities installed hereunder.

Limitation of Liability.  ANR shall not be liable or responsible to Northern Border or Northern Border's agents or transferees for any fines or levies by any regulatory agencies or in any action or claim for consequential, indirect or special damages, loss of use, loss of profits or loss of product as a result of Northern Border's or Northern Border's agents' or transferees' use of output data made available under this Exhibit “B”.

Indemnity. Northern Border agrees to protect, indemnify, defend, and hold ANR, its divisions, subsidiary and affiliated companies free and harmless from and against any and all losses, deaths, injuries, claims, liens, demands, and causes of action of every kind and character, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs, and legal fees incurred by ANR, its divisions, subsidiary and affiliated companies, in defense of same arising in favor of any governmental agencies, third parties, contractors or subcontractors, on account of taxes, claims, liens, debts, personal injuries, death or damage to property, and all other claims or demands of every character occurring or in anywise incident to, in connection with, or arising out of Northern Border's, its contractors', subcontractors', agents', or transferees' use of the electronic measurement data made available under this Exhibit “B”.

*     *     *

(ELECTRONIC COPY OF EXECUTABLE VERSION)

EXHIBIT “C”

MINIMUM INSURANCE COVERAGES

PROJECT:
WILL COUNTY, ILLINOIS

Attached to and made a part of the Interconnect Agreement, dated June 9, 2008, by and between ANR PIPELINE COMPANY, and NORTHERN BORDER PIPELINE COMPANY, each a “Party” and together are the “Parties”, covering the construction, ownership, operation and maintenance of the Will County, Illinois connection.

A.
Each Party shall at its own expense, obtain and maintain, or cause to be obtained and maintained, insurance as provided below from reliable insurance companies authorized to do business in the state or area in which the activities performed by either Party under the Interconnect Agreement (the “Work”) are to be performed.  Such insurance shall be in force at the time the Work is commenced and shall remain in force until the Work is determined to be complete by the Party performing the Work, unless a later date is specified below:

1.
Workers’ Compensation Insurance:  Workers’ Compensation insurance, including Occupational Disease coverage, as required by state laws, including Employers’ Liability insurance for all employees of either Party in the amount of $1,000,000 per accident.  Such insurance shall provide coverage in the states in which the Work is performed, and the state in which the Parties are domiciled.

2.
General Liability Insurance:  Commercial General Liability insurance covering all operations by or on behalf of either Party against claims for personal injury (including bodily injury and death) and property damage (including loss of use).  Such insurance shall provide coverage for:

a)	Premises and Operations;

b)	Products and Completed Operations ;

c)	Contractual Liability;

d)	Broad Form Property Damage (including Completed Operations);

e)	Explosion (X), Collapse (C) and Underground Hazards (U); including XCU coverage under both Premises/Operations and Contractual Liability;

f)	Personal Injury Liability (with deletion of the exclusion for liability assumed under contract);

g)	Hostile Fire Pollution Liability;

(ELECTRONIC COPY OF EXECUTABLE VERSION)

h)	Independent Contractor’s Liability;
with a minimum limit per occurrence of $1,000,000 for bodily injury, personal injury and property damage combined.  The aggregate limits, if any, shall apply separately to each annual policy period.

3.
Automobile Liability Insurance:  Automobile Liability insurance against claims of personal injury (including bodily injury and death) and property damage covering all owned, leased, non-owned, and hired, vehicles used in the performance of the Work, with a $1,000,000 minimum limit per accident for bodily injury and property damage combined and containing appropriate No-Fault insurance provision wherever applicable.

4.
Excess Insurance:  Excess Liability or Umbrella insurance covering claims in excess of the underlying liability insurances described in the foregoing subsections 1, 2, and 3, with a $10,000,000 minimum limit per occurrence, provided that the aggregate limits of liability, if any, shall apply separately to each annual policy period.

The amounts of insurance required in the foregoing subsections 1, 2, and 3 and this subsection 4 may be satisfied by the Party purchasing coverage in the amounts specified or by any combination thereof, so long as the total amount of insurance meets the requirements specified above.  In addition, either Party may meet its insurance requirements (including deductibles with respect to such policies) through assumption of risk or self-insurance.

B.	Endorsements:

1.	All insurance policies to be maintained by each Party shall provide for a Waiver of Subrogation Endorsement, effectively waiving a Party’s right of subrigation with respect to the other Party.

2.	All insurance policies, except Workers’ Compensation, to be maintained by each Party shall:

a)	Provide a Severability of Interests or Cross Liability Clause;

b)	Provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the other Party.

c)	Name the other Party, their officers and agents as Additional Insureds.

C.
Within thirty (30) days of the effective date of this agreement valid Certificates of Insurance evidencing that satisfactory coverage of the types and limits set forth above in paragraphs A and B, shall be furnished by each Party to the other Party.  Such Certificates shall be in a form reasonably acceptable to the other Party and shall contain provisions that no cancellations in the policies shall become effective except upon 30-days written notice to the other Party; provided, however, that no such cancellation in any policy shall relieve the other Party of its obligation to maintain coverages in accordance with paragraphs A and B above.

D.	In no event shall the amount or scope of the insurance required by this section, place any limitation on the liability assumed by a Party elsewhere in this contract.

(ELECTRONIC COPY OF EXECUTABLE VERSION)

Irrespective of the requirements as to insurance to be carried by the Parties as provided herein, insolvency, bankruptcy, or failure of any insurance company to pay all claims accruing, shall not be held to relieve either Party of any of its obligations.

E.
The insured Party shall use reasonable efforts to require all of its subcontractors to provide the foregoing coverage, as well as any other coverage the insured Party may consider necessary.  All subcontractor policies shall comply with the waiver of subrogation and additional insured requirements above.  Any deficiency in the coverage, policy limits, or endorsements of said subcontractors will be the sole responsibility of the insured Party.

*     *     *